ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: October 2, 2007

Efficient Allocation Return Securities

Linked to the Russell 1000® Value Index

and the Russell 1000® Growth Index

3y 6m Maturity    ■    10% Downside Protection    ■    60% / 40% Efficient Allocation

Indicative Terms & Conditions – Oct 2, 2007	Offering Period: Oct 2, 2007 – Oct 26, 2007

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1)

Offering	:	Efficient Allocation Return Securities Linked to the Russell 1000 Value Index and the Russell 1000 Growth Index due April 29, 2011 (the “Securities”)

Denominations	:	$1,000 per Security (minimum investment $1,000)

Underlying	:	Basket of the following indices (the “Underlying Indices”): • Russell 1000 Value Index (Bloomberg: RLV <Index>) • Russell 1000 Growth Index (Bloomberg: RLG <Index>)

Initial Level	:	For each Underlying Index, the official closing level of such Underlying Index on the Initial Valuation Date

Final Level	:	For each Underlying Index, the arithmetic average of the closing levels of such Underlying Index on each Averaging Date

Buffer Level	:	10%

EARS Return	:

The sum of:

•      60% x Highest Performance Underlying Index

•      40% x Lowest Performance Underlying Index

Performance for each Underlying Index is calculated as:

(Final Level – Initial Level) / Initial Level

Payment at Maturity	:

The Security holder will receive at maturity for each Security:

•      If the EARS Return is greater than or equal to zero:

$1,000 + $1,000 x EARS Return

•      If the EARS Return is less than zero

•      If the sum of the EARS Return and the Buffer Level is greater than or equal to zero:

$1,000

• If the sum of the EARS Return and the Buffer Level is less than zero: $1,000 + $1,000 x (EARS Return + Buffer Level)
Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global note deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount.

Security Codes	:	CUSIP: 2515A0 EX 7 ISIN: US2515A0EX72

Relevant Dates

Offering Period	:	Oct 2, 2007 – Oct 26, 2007 at 2:00 p.m. EST

Initial Valuation Date	:	Oct 26, 2007

Initial Settlement Date	:	Oct 31, 2007

Averaging Dates	:	The twenty-sixth (26th) day of each January, April, July and October beginning on January 26, 2010 to (and including) April 26, 2011 (the “Final Averaging Date”), subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Maturity	:	April 29, 2011 (Three Business Days following the Final Averaging Date)

EARS Product Snapshot

Structure:

• Underlying:	Russell 1000 Value Index and Russell 1000 Growth Index
• Maturity:	April 29, 2011 (3y 6m years)
• Allocation:	60% / 40%
• Protection:	10%

Positioning:

•	Offers 100% participation in the EARS Return, which allocates at maturity a weighting of 60% to the best performing Underlying Index and 40% to the worst performing Underlying Index.

Best Case Scenario:

•	Uncapped participation in the EARS Return.

Worst Case Scenario:

•	You could lose up to 90% of your initial investment.

Risk Considerations:

•	If the EARS Return is less than -10%, you will lose some of your initial investment.
•

You should be willing and able to hold your Securities to maturity. Buffer protection and allocation of 60% and 40% weightings to the Underlying Indices based on performance are only valid at maturity.

•	Return on the Securities is linked to the values of the Underlying Indices (without taking into consideration the value of dividends paid on the component stocks of the Underlying Indices).
•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

	Scenario 1		Scenario 2		Scenario 3
Basket Index	Russell 100 Value Index	Russell 100 Growth Index	Russell 100 Value Index	Russell 100 Growth Index	Russell 100 Value Index	Russell 100 Growth Index
Initial Level	863.03	626.15	863.03	626.15	863.03	626.15
Final Level(1)	1294.55	720.07	431.52	469.61	1121.94	313.08
Index Return	50.00%	15.00%	-50.00%	-25.00%	30.00%	-50.00%
Weighting	60.00%	40.00%	40.00%	60.00%	60.00%	40.00%
Contribution to EARS Return	30.00%	6.00%	-20.00%	-15.00%	18.00%	-20.00%
EARS Return	36.00%		-35.00%		-2.00%
Payment at Maturity(2)	136.00%		75.00%		100.00%
Annualized Return(3)	8.92%		-7.89%		0.00%

(1)	For each Basket Index, the arithmetic average of the closing levels of such Basket Index on each Averaging Date.
(2)	As a percentage of the security face amount.
(3)	Assuming a term of 3y 6m years.

Risk Factors

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Securities do not guarantee any return of your initial investment in excess of $100 per $1,000 Security face amount. The return on the Securities at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the EARS Return is positive or negative. You could lose up to $900 for each $1,000 Security face amount that you invest.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive interest payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.

•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE UNDERLYING INDICES OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the level of the Underlying Indices or the value of the Securities.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlying Indices on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN A SECURITY ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. tax treatment of a Security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of a Security are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the timing and/or character of income on a Security might differ materially and adversely from the description herein. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in a Security (including alternative treatments), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. You should review carefully the sections of the accompanying pricing supplement and product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this amended product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 189PP, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement PP, term sheet No. 189PP and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

“Russell 1000 Growth Index”, “Russell 1000 Value Index”, “Russell 1000 Index” and “Russell 3000E™ Index” are trademarks of Frank Russell Company and have been licensed for use by us and our affiliates. This transaction is not sponsored, endorsed, sold, or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of entering into this transaction.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY